Exhibit 10.8

February 6, 2014

Kathy Hibbs

Dear Kathy:

23andMe, Inc. (the “Company”) is pleased to offer to you employment on the following terms:

1. Position. Your initial title will be Chief Legal and Regulatory Affairs Officer, and you will report to Andy Page, the Company’s President. This is a full-time exempt position.

2. Base Salary. Subject to adjustment pursuant to the Company’s employment compensation policies as in effect and revised from time to time, you will be paid a base salary at an annualized rate of $400,000, payable in accordance with the Company’s standard payroll schedule, which is currently semi-monthly.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefit plans. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.

4. Stock Option. The Company will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option to purchase up to 525,000 shares of the Company’s Common Stock (the “Option”)’. The grant of the Option is subject to the Board’s approval and the promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. If approved, the exercise price per share of the Option will be equal to the price determined by the Board per share on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan (as amended) (the “Plan”), as described in the Plan and the applicable Stock Option Agreement (as defined in the Plan). You will vest and become exercisable in twenty-five percent (25%) of the Option shares after twelve (12) months of continuous service, and the balance will vest and become exercisable in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable Stock Option Agreement.

5. Incentive Bonus. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year, commencing with the Company’s 2014 fiscal year. The bonus (if any) will be awarded based on objective or subjective criteria established by you and the Company’s President and approved by the Board. Your target bonus amount for each fiscal year will be equal to thirty percent (30%) of your then annual base salary, provided that with respect to the Company’s 2014 fiscal year, you will be guaranteed an incentive bonus of no less than $90,000, provided that you commence employment by no later than April 1, 2014 and, if you remain in employment with the Company until the payment date of the 2014 incentive bonus.

Kathy Hibbs

The incentive bonus for each fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. In no event will a bonus be paid later than March 15 of the year following the year in which the bonus was earned. The determinations of the Board with respect to each of your incentive bonuses will be final and binding.

6. Change in Control Severance Benefits. If you experience a Qualifying Termination (as defined below), provided that you satisfy the Conditions (as defined below) within the Deadline (as defined below), then (a) the Company will pay you severance pay for a period of six (6) months at your monthly base salary rate that was in effect at the time of the Qualifying Termination and (b) fifty percent (50%) of your then unvested Option shares will become fully vested and exercisable. Such severance pay will be paid in accordance with the Company’s standard payroll schedule on the Company’s payroll dates at your regular payroll rate immediately prior to the Qualifying Termination, commencing on the Company’s first regular payroll date following the last day of the Deadline, and will be subject to all applicable withholdings. Notwithstanding anything stated herein to the contrary, the severance provided in connection with your Qualifying Termination under this section is intended to be exempt from Internal Revenue Code Section 409A pursuant to Treasury Regulation Section 1.409A-1 (b)(9)(iii) and to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Qualifying Termination has occurred.

To receive any of the severance pay or vesting acceleration described in this Section 6 or Section 7 below, (i) you must execute (and not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) you must have returned all Company property (collectively, (i) and (ii) are the “Conditions”), in each case by the forty-fifth (45th) day (the “Deadline”) after your Qualifying Termination.

For the purposes of this offer letter only, you will be deemed to have incurred a “Qualifying Termination” if you are subject to an “Involuntary Termination” (as defined in this Section) that occurs in connection with or within twelve (12) months following a Change in Control (as defined in this Section).

For purposes of this Agreement:

(a) a “Change in Control” means a (i) consolidation, reorganization or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization or merger, retain stock or other ownership interests representing a majority of the voting power of the surviving entity or entities as a result of their shareholdings in the Company immediately before such consolidation, reorganization or merger; or (ii) a sale or all or substantially all of the Company’s assets that is followed by a distribution of the proceeds to the Company’s stockholders.

(b) an “Involuntary Termination” means an involuntary separation from service, as defined in Treasury Regulation l.409A-l(n), (i) by the Company for any reason other than (A) Cause, as defined below, (B) death or (C) Permanent Disability, as defined below or (ii) by you for Good Reason (as defined below).

Kathy Hibbs

(c) “Cause” means (i) any willful, material violation by you of any law or regulation applicable to the business of the Company, your conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud, (ii) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iii) any material breach by you of any provision of any agreement or understanding between the Company and you regarding the terms of your service as an employee, officer, director or consultant to the Company, including without limitation, your willful and continued failure or refusal to perform the material duties required of you as an employee, officer, director or consultant of the Company, other than as a result of having a disability, or a breach of any applicable invention assignment and confidentiality agreement or any agreement between the Company and you, (iv) your disregard of the policies of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company, (v) your violation or failure to comply with any of the Company’s confidential information, privacy or similar policy or program or (vi) any other misconduct by you which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

(d) “Good Reason” means, without your express written consent, the occurrence of any one or more of the following: (i) a change in your position with the Company that materially reduces your level of authorities, responsibilities or duties (provided that such reduction would not include remaining in the same relative position of responsibility within the Company following a Change in Control even if the Company were a subsidiary of another entity); (ii) a reduction in your base salary by more than ten percent (10%) unless (A) you consent thereto in your discretion, or (B) the annual salaries of all Company employees are similarly reduced; or (iii) receipt of notice that your principal workplace will be relocated to increase your commute by more than fifty (50) miles. The conditions set forth in this paragraph will be considered “Good Reason” only if (i) you give the Company written notice of one of the conditions described in this paragraph within thirty (30) days after the condition comes into existence; (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice; and (iii) after the Company’s failure to remedy the condition within the previously described 30-day period, you resign from the Company within ninety (90) days after one of the above conditions has come into existence without your consent.

(e) “Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

7. Severance Benefits Prior to a Change in Control. For purposes of clarity, nothing in this Section 7 will be duplicative with the payments and benefits set forth in Section 6 in connection with a Change in Control. If you are subject to an involuntary separation from service, as defined in Treasury Regulation 1.409A-l(n), by the Company for any reason other than (i) Cause, (ii) death or (iii) Permanent Disability (a “Separation from Service”), that occurs prior to a Change in Control, provided that you satisfy the Conditions within the Deadline, then the Company will pay you cash severance equal to four (4) months of your base salary at the rate then in effect. Your cash severance will be paid in accordance with the Company’s standard payroll schedule on the Company’s payroll dates at your regular payroll rate immediately prior to the Separation from Service, commencing on the Company’s first regular payroll date following the last day of the Deadline, and will be subject to all applicable withholdings. Notwithstanding anything stated herein to the contrary, the severance provided in connection with your Separation from Service under this section is intended to be exempt from Internal Revenue Code Section 409A pursuant to Treasury Regulation Section 1.409A- 1 (b)(9)(iii) and to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Separation from Service has occurred.

Kathy Hibbs

8. Code Section 409A. Notwithstanding the above, if any of the salary continuation payments provided in connection with your Qualifying Termination or Separation from Service does not qualify for any reason to be exempt from Internal Revenue Code (“Code”) Section 409A and you are deemed by the Company at the time of your Qualifying Termination or Separation from Service to be a “specified employee,” as defined in Code Section 409A (i.e. a key employee of a publicly traded company), each such salary continuation payment will not be made or commence until the date which is the first (1st) business day of the seventh (7th) month after your Qualifying Termination or Separation from Service and the installments that otherwise would have been paid during the first six (6) months after your Qualifying Termination or Separation from Service will be paid in a lump sum on the first (1st) business day of the seventh (7th) month after your Qualifying Termination or Separation from Service, with the remaining payments (if any) to be made in accordance with the applicable schedule set forth above. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

9. Invention Assignment and Confidentiality Agreement. To protect the interests of the Company, like all Company employees, you will be required to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) as a condition of your employment with the Company. A copy of this agreement is attached as Exhibit A. Please note this agreement contains many very important provisions, including (without limitation) those that require the assignment of inventions, disclosure of inventions, obligations of confidentiality, non-competition, non-solicitation, and rights to use your name and likeness, etc. Please review the agreement carefully.

10. At-Will Employment. Employment with the Company is for no specific period of time. You understand that your employment with the Company will be “at-will,” which means that either you or the Company may terminate your employment at any time and for any or no reason, with or without prior notice and with or without Cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the President of the Company.

11. Proof of Authorization to Work in the United States. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Attached as Exhibit B is the I-9 document that you will be required to complete and return on or before your first day of employment. Please refer to this document and bring the correct identification with you. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination.

12. Representations. You represent and warrant that the credentials and information you provided to the Company related to your qualifications and ability to perform this position are true and correct.

Kathy Hibbs

13. Arbitration. Except as provided below, but excluding claims for workers’ compensation, unemployment insurance claims, claims regarding proprietary information, trade secrets, assignment of intellectual property or claims under the Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any dispute, claim or controversy arising out of, related to or connected with your employment by the Company or the termination of such employment, including, but not limited to, claims against any current or former employee, director or agent of the Company, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge, wrongful termination or failure to provide a leave of absence, retaliation, torts, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment (collectively. “Arbitrable Claims”).

The parties agree to submit any and all Arbitrable Claims to the American Arbitration Association (AAA”) for final and binding arbitration by a single arbitrator in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures then in effect. Arbitration with the AAA shall be initiated as provided for by the AAA Rules. The arbitrator’s decision must be written and must include the findings of fact and conclusions of law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award remedies that would otherwise be available to the parties if they were to bring the dispute in court. All arbitration hearings shall be conducted in Santa Clara County, California. Arbitration shall be the exclusive method by which to resolve all Arbitrable Claims, except that each party may, at its or his/her option, seek injunctive relief in a court of competent jurisdiction together with all rights of appeal related thereto, concerning any claim or claims related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. If any party opts out of arbitration for the relief as provided in the preceding sentence the arbitrator shall have no jurisdiction to hear or determine any such claim.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. You will be responsible for your own attorney’s fees and the Company will be responsible for its attorney’s fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. If an arbitrator or court of competent jurisdiction determines any provision of this arbitration provision is illegal or unenforceable, then the arbitrator or court, as applicable, shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

14. Company Policies. You agree to abide by all applicable Company policies disclosed to you from time to time during the term of your employment.

15. Tax Matters and Tax Advice. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation, including any option granted to you.

Kathy Hibbs

16. Interpretation, Amendment and Enforcement. This offer letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or of any issues arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “ Disputes’’) will be governed by this letter agreement and California law, excluding, however, laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute and to the jurisdiction of the AAA in Santa Clara County, California in connection with any Arbitrable Claims.

Kathy Hibbs

17. Acceptance. If you decide to accept our offer of employment, and we hope that you will, please sign and date the enclosed copy of this letter agreement in the space indicated and return it to us. You will also be required to sign and complete the Company’s standard employment application form. This offer may be withdrawn at any time prior to our receipt of your written acceptance and is contingent upon satisfactory completion of routine background and reference checks, your written acceptance by March 3, 2014, and your starting work with the Company on or before April I, 2014. Please indicate your acceptance of this offer by signing this letter agreement and returning it to Kris Franco, Human Resources. You will also be asked to complete the attached 1-9 form on your first day of employment and sign the Employee Invention Assignment and Confidentiality Agreement and return one copy with the letter agreement.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Andrew Page
Andrew Page
President

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Kathy Hibbs

Signature of Kathy Hibbs

Date signed: 3/11/2014

Start Date:

Exhibits; Enclosures:

Exhibit A-Employee Invention Assignment and Confidentiality Agreement

Exhibit B- I-9 Form

Exhibit C- Background Check Authorization Forms